PROSPECTUS

CARE CONCEPTS I, INC.

4,953,694 SHARES OF COMMON STOCK

CARE CONCEPTS I, INC. COMMON STOCK IS TRADED ON THE NASD OVER THE COUNTER BULLETIN BOARD UNDER THE SYMBOL CCON. THE CLOSING PRICE OF OUR SHARES ON SEPTEMBER 11, 2003 WAS $10.25

4,953,694 shares of our common stock are being offered by certain selling security holders. See “Selling Security Holders” beginning on page 22. We will not receive any proceeds from the sale of the shares by the selling security holders.

The selling security holders may sell the shares covered by this prospectus in the Over the Counter Bulletin Board Market and in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or a dealer to sell the shares. For additional information, you should refer to the Plan of Distribution section of this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2003

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section.

Care Concepts I, Inc., operates through its recently acquired wholly-owned subsidiary, iBid America, Inc., an online marketing, advertising and sales promotion company that combines sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At its website www.ibidusa.com, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments. In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the online consumer auctions. Participating businesses pay for exposure by honoring the gift certificates won our site. Winning bidders maintain credit card accounts with us, which are automatically charged once they win an auction. If the auction won is to benefit one of the numerous charities with which we work, all proceeds except credit card processing fees are then donated to the charity. Proceeds from online auctions are currently our sole source of income.

We are a Delaware corporation. We were originally established in Nevada in July 1988 as Amsterdam Capital Corporation, Inc. In November 1992, we changed our state of incorporation to Delaware. On November 26, 2002, a wholly owned subsidiary of our company merged with and into iBid America, Inc., a Florida corporation. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 19,000 shares of our Series A convertible preferred stock, 1,000 shares of our Series B convertible preferred stock, and 10,000 shares of our Series C preferred stock, and we received a 100% wholly-owned interest in IBID. In connection with our merger, the holders of the newly issued class A preferred stock converted their shares into 2,242,194 shares of our common stock, which included the accrual of unpaid dividends. IBID was organized on February 2, 2001.

We maintain our principal executive offices at 760 E. McNab Road, Pompano Beach, Florida 33060 and our telephone number is 954-648-2013. Our website is www.ibidusa.com. Information found on our website is not a part of this prospectus.

In this prospectus, we refer to our company, Care Concepts I, Inc., and its wholly-owned subsidiary, iBid America, Inc., as we, us, the Company or Care. IBID refers to our wholly owned subsidiary, iBid America, Inc.

The Offering

The prospectus covers up to 4,953,694 shares of our outstanding common stock which may be sold by the selling security holders identified in this prospectus.

Summary Financial Data

Information contained in the table below was derived from the financial statements contained elsewhere in this prospectus. The following financial information should be read in conjunction with the consolidated financial information and notes contained elsewhere in this prospectus.

	Year ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Six Months Ended June 30, 2003 Unaudited
Income Items:
Net Income (loss)	$(117,041)	$(336,565)	$(371,278)

Balance Sheet Items:
Cash	$122,044	$29,538	$1,833
Total Current Assets	$282,855	$30,776	$25,296
Total Assets	$5,686,292	$5,831,815	$5,308,154
Total Current Liabilities	$35,587	$181,477	$28,708
Total Stockholders’ Equity	$5,650,724	$5,637,135	$5,279,446

Total Liability and Stockholders’ Equity	$5,686,292	$5,831,815	$5,308,154

RISK FACTORS

Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Except for historical information, the information in this prospectus contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

BUSINESS RISKS

SINCE OUR RECENTLY ACQUIRED OPERATING SUBSIDIARY COMMENCED OPERATIONS IN 2001, WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

Our operating subsidiary recently commenced operations. We have a limited operating history from which to evaluate our business and prospects in our current market. Our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of a business.

OUR IBID SUBSIDIARY HAS HAD A HISTORY OF OPERATING LOSSES AND THIS MAY CONTINUE TO BE THE CASE.

IBID’s expenses are currently greater than its revenues. For fiscal year 2003 through June 30, 2003 IBID had accumulated losses of $371,278 and posted a net loss of $117,041 and $336,565 in fiscal years 2002 and 2001 respectively. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will operate profitably.

AS OUR BUSINESS PLAN IS NOT A TRADITIONAL WAY OF ADVERTISING AND MARKETING, IT MAY BE DIFFICULT FOR YOU TO DETERMINE WHETHER OUR BUSINESS CAN BE COMMERCIALLY SUCCESSFUL.

To date, we have only limited auction sales in the commercial marketplace. To be successful, we will have to increase our number of auctions. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our services over the traditional way of advertising and marketing. Our competitors could introduce services that are more economical to use, or that have better features, making them more attractive to buyers.

WE WILL NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR PLAN FOR EXPANSION AND IF WE DO NOT RECEIVE ADDITIONAL CAPITAL OUR EXPANSION PLANS WILL SUFFER.

We will need approximately $1,000,000 for operations in fiscal year 2003, assuming that we open 7 to 10 new markets through December 2003. Each new market costs approximately $70,000 to open and stabilize to break-even status. Expansion into each market is predicated on our ability to borrow from third parties or on revenue being generated by the current markets to fund future markets or on the success of our independent sales representative program.

The terms upon which such borrowed capital will be available to us, if at all, may dilute the ownership of existing shareholders or adversely affect their positions. If current markets are not generating revenue beyond break-even status, enabling us to expand into the next market, or if we are unable to raise additional capital through borrowing, we may need to suspend our plans for expansion, which would materially adversely affect us.

SECURITIES RISKS

A TRADING MARKET MAY NOT DEVELOP FOR OUR SECURITIES WHICH COULD RESULT IN ILLIQUIDITY FOR YOUR INVESTMENT.

While our common stock currently trades on the OTC Bulletin Board, it is thinly traded. There is no assurance that trading activities or market making activities, if increased, will be maintained, which could result in illiquidity of your investment.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

Trading in our securities will be subject to the “penny stock” rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

POSSIBLE FLUCTUATIONS IN OUR STOCK PRICE MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT.

Historically, there has been no trading activity for our common stock. However, subsequent to out merger, there may be a significant increase in trading activity due to our change of business. If there is increased trading activity, the market price of our common stock may fluctuate substantially. Fluctuations in our stock price could cause an investor to lose his investment.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SECURITIES MAY DECREASE.

It is possible that the selling security holders will offer all or substantially all of the shares of our common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT THE UNDERTAKING OF CERTAIN CORPORATE ACTIONS OR PREVENT OR DELAY A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTEREST OF OUR SHAREHOLDERS.

Our certificate of incorporation requires an 80% affirmative vote of the total number of outstanding shares of capital stock of our company to change the authorized number of capital stock of our company or change the rights and preferences of any class of our capital stock.

In addition, our certificate of incorporation requires the affirmative vote of all the outstanding shares of our capital stock to approve any material transaction with an affiliate of our company.

Also, our certificate of incorporation effectively requires our company to hold a special meeting or annual meeting of our shareholders when we seek the approval of our shareholders to take any action that requires shareholder approval. This restriction prohibits us from obtaining shareholder approval via majority written consent of our shareholders in lieu of a shareholder meeting.

Finally, our bylaws require an affirmative vote of 66 2/3% of the total number of outstanding shares of our capital stock to remove any incumbent director.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “estimate,” “may,” “will,” “could,” “expect,” “project,” “believe,” “intend,” “envision” and similar words or phrases which are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTC Bulletin Board, under the symbol CCON. On October 18, 2002, we effectuated a 50 to 1 reverse stock split. The closing price of our common stock on July 8, 2003, as reported on the OTC Bulletin Board was $ 8.50 per share. The following is the range of high and low closing prices for our common stock for the periods indicated:

PERIOD
	HIGH		LOW
January 1, 2001-March 31, 2001	$.04		$.02
April 1, 2001-June 30, 2001	$.03		$.02
July 1, 2001-September 30, 2001	$.03		$.02
October 1, 2001-December 31, 2001	$.03		$.03
January 1, 2002-March 31, 2002	$.03		$.03
April 1, 2002-June 30, 2002	$.01		$.03
July 1, 2002-September 30, 2002	$03		$.03
October 1, 2002 – December 31, 2002	$6.00	*	$1.50	*
January 1, 2001 – March 31, 2003	$8.00	*	$6.00	*
April 1, 2003 – June 30, 2003	$8.50	*	$5.00	*
July 1, 2003 – September 30, 2003	$12.25	*	$7.50	*

——————

*Post reverse split

As of October 9 , 2003 there were approximately 390 holders of record of our common stock. We estimate that there are in excess of 500 shareholders of our common stock.

Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

GENERAL

OVERVIEW

On November 26, 2002, a wholly owned subsidiary of our Company merged with and into IBID. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 19,000 shares of our Series A convertible preferred stock, 1,000 shares of our Series B convertible preferred stock, and 10,000 shares of our Series C preferred stock and we received a 100% wholly-owned interest in IBID. In connection with our merger, the holders of the newly issued class A of preferred stock converted their shares into 2,242,194 shares of our common stock, which included accrued but unpaid dividends.

Although Care’s auditors issued Care a “going concern” for the fiscal year ended December 31, 2001, IBID believed the merger with Care was in IBID’s (and its shareholders’) best interests. As a public company, IBID believes there is an increase in its perceived market value. IBID also believes that being public may enhance its future financing opportunities. In addition, as a public company, IBID’s shareholders are provided with more liquidity to their investment. There were no fees paid by IBID to promoters or affiliates in connection with the merger.

Management’s discussion and analysis presents the historical operations of IBID (our newly acquired wholly owned subsidiary). The following information should be read in conjunction with the financial statements and notes thereto beginning on page F-1. Management’s discussion and analysis reflects the historical operations of IBID, as the Company has been accounted for as the accounting successor to IBID.

The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements, included elsewhere in this prospectus.

Forward-Looking Statements

This Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations, estimates, forecasts, projections and assumptions that are subject to risks and uncertainties. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual future results may differ materially and adversely from what those expressed in any forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Application of Critical Accounting Policies

The Company’s Consolidated Financial Statements are based on the selection and application of significant accounting policies, which require management to make estimates and assumptions that affect the amounts reported in the Consolidated Balance Sheets and the Consolidated Statements of Operations, as well as the related disclosure of contingent assets and liabilities. Management believes that the following are the most critical areas in the application of its accounting policies that may affect its financial condition and results of operations.

However, subjective judgments and uncertainties may affect our critical accounting policies and there is a likelihood that materially different amounts would be reported under different conditions or using different but reasonably plausible assumptions.

Auction Content Inventory

Inventory is carried on the books at the lower of costs or market, utilizing the first in first out method (FIFO). The Company does not warehouse auction content inventory, other than animation cell art. Auction content is distributed as a redeemable certificate presented by the auction winner to the retailer. On March 8, 2001 the Company acquired 80,000 pieces of animation cel art at $50.00 per piece complete with the certificate of authenticity and Universal Studio seal. These cel art pieces are used in a program established by the Company with local and national charities to increase its databases of potential bidders and buyers on their auction website. The inventory at December 31, 2002 was $3,856,450.

Stock Option Plans

The Company does not currently have a stock option plan in place under which the Company may grant incentive stock options and non-qualified stock options to employees, consultants and non-employee directors. A stock option plan was in place from 1992 until 2002, although no options were granted under it. In the future, stock options may be granted with exercise prices at or above the fair market value on the date of grant. Options will vest and expire according to terms established at the grant date. The Company has issued stock for consulting services before the Company’s stock was publicly traded, and hence had little or no market value.

SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted. The Company has chosen to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, because the grant price for future stock-based compensation will equal or exceed the market price on the date of grant for options issued by the Company, no compensation expense will be recognized for stock options issued to employees.

On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure,” which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company elected to adopt at the time of its merger on November 26, 2002. Care will continue to account for its stock based compensation according to the provisions of APB Opinion No. 25.

Income Taxes

The Company employs Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carry-forwards, and tax credit carry-forwards existing at the date of the financial statements.

As of December 31, 2002, the Company had a consolidated net operating loss carry-forward of approximately $6,979,800, which will expire in the years 2004 through 2021.The Company has not yet determined that this carry-forward loss is available to the merged entities. The Company has not recognized any benefit of such net operating loss carry-forward. For a more expansive explanation, please see the accompanying consolidated statements and Notes.

Business Consulting Agreements

In October 2002, IBID issued 3,600,000 shares of its common stock to a business consulting firm and to an individual business consultant to assist in implementing the business plan, and with general management services including evaluation of merger or acquisition candidates, streamlining of operations, investment banking services, evaluating key personnel and implementing policy procedures. The total number of shares issued had a fair market value of $48,000.

On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares were valued at par. These consultants were former affiliates of the Company who were issued the shares for their services to new management during the transition period following the merger.

Related Party Transactions

At December 31, 2001 there were stock subscriptions receivable due from stockholders of $4,199. The amount due to stockholders at December 31, 2001 and December 31, 2002 was $37,293 and $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by stockholders.

The Company also has a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

On February 15, 2001 fixed assets and software were purchased from iBidUsa.com, Inc., a company that included one individual who owned more than 10% of the common stock in iBidUsa.com, but owns less than 5% of the common stock in the Company. The asset purchase agreement transaction was for a current market price of $1,900,000 in exchange for 19,000 shares of Series A Convertible Preferred Stock. The complete terms and conditions of the Series A stock is presented in Note 1 of the financial statements under organization and capitalization.

On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares were valued at par. These consultants were former affiliates of the Company who were issued the shares for their services to new management during the transition period following the merger.

THREE AND SIX MONTHS ENDED JUNE 30, 2003 AS COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 2002

Total revenues for sales in the three months ended June 30, 2003 was $119,060, including auction sales of $66,614, cel art sales of $52,250 and charity auctions sales net of $196; compared to $132,052 for the three months ended June 30, 2002, including auction sales of $39,811, marketing agreement sales of $91,900 and franchise sales of $341.

Total revenue for sales in the six months ending June 30, 2003 was $184,431 compared to $374,727 in the six months ending June 30, 2002, a decrease of $190,296. The decrease was due to the sales of marketing agreements, totaling $308,792 in the first six months of 2002. We did not sell any marketing agreements during the first six months of 2003 and we do not intend to enter into additional marketing agreements in the future .. Auction sales increased by $74,445 from $57,540 for the six months ended June 30, 2002 to $131,985 for the first six months in 2003. This was principally due to continued market acceptance in Central and South Florida, the two established markets in which we currently operate, and the opening of our Las Vegas and Cincinnati-area markets in the first six months of 2003.

Costs and Expenses

Costs and expenses totaled $288,128 in the quarter ended June 30, 2003, including $22,500 for the cost of sales of cel art; $225,626 for selling, general and administrative costs; and $40,002 for management fees. Costs and expenses totaled $190,657 for the quarter ended June 30, 2002, including selling, general and administrative costs of $150,657 and management fees of $40,000.

Costs and expenses totaled $555,348 for the six months ending June 30, 2003, compared to $440,565 for the six months ending June 30, 2002, an increase of $114,783. Selling, General and Administrative expenses increased by $176,781 to $473,346 for the six months ended June 30, 2003 as compared to $296,565 for the six months ended June 30, 2002. This increase is due to the addition of key personnel and the expansion of our auction concept from our Florida base into the Las Vegas and Cincinnati area markets. The cost of sales of cel art was $22,500 in the first six months of 2003, and $0 for the first six months of 2002. We also incurred management expenses of $59,502 in the first six months of 2003, compared to $144,000 for the comparable six months, 2002. The decrease in management fees is principally due to a reduction in the number of management personnel. A small portion of the decrease was due to the reduction in the management fees of the remaining management personnel. This amount was immaterial to the loss on the Statement of Operations.

IBID RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 AS COMPARED TO YEAR ENDED DECEMBER 31, 2001.

Auction and related revenues increased $46,852, or 38%, in 2002 when compared to 2001. Auction sales at December 31, 2002 were $171,396 compared to $124,544 at December 31, 2001. This increase was principally due to continued market acceptance in the metro Orlando and the South Florida markets in which we currently operate.

The Company has in place 96 marketing agreements to help facilitate the auction concept in key metropolitan areas nationwide. We do not intend to enter into additional marketing agreements in the future .. Total for sales of marketing agreements in the year ending December 31, 2002 was $583,081, compared to $133,000 in the year ending December 31, 2001, an increase of $450,081 or 238%. Our marketing partners paid an average of $7,615 per agreement, with the price depending on factors such as the population density and residents’ per capita income. Training as needed is paid for by the marketing partner, therefore revenue was recognized immediately.

Although we are not a dealer of cel art, we had an opportunity to sell directly to collectors during the fourth quarter of 2002. We sold 2,468 pieces of cel art for $304,000, netted out at $ 180,600 with an average price of $122.81. We had recorded these sales as other income on the Statement of Operations but have revised to include Cel Art Sales under Net Sales. The decrease in auction content inventory is reflected on the Statement of Cash Flows as $143,550 and includes this sale in addition to 403 pieces, net cost $20,150, used in promotions and marketing for the multi-level marketing program we have since discontinued.

Additionally, during July and August 2003, we sold 36 pieces of cel art to collectors for $6,020, with a cost of sales of $1,750, an average of $167.22 per piece.

Selling, General and Administrative Expenses increased $380,472, to $742,303, or 105% in 2002 when compared to $361,831 in 2001. This increase was principally due to additional costs in marketing and promotion of our business, including our charity partnerships and pre-planning for our expansion into the Las Vegas market consisting of approximately $ 70,000 for opening and stabilizing a new market and approximately $ 55,000 for participating in charity events and promoting auctions affiliated with our charity partners.

Management expense increased $ 84,033 , or 35% in 2002, from $237,467 in 2001 to $321,500 in 2002. This increase was primarily due to the addition of key people, including new supervisors for marketing and sales to promote our services in the initial development of existing markets.

LIQUIDITY AND CAPITAL RESOURCES

Net loss for the three months ended June 30, 2003 was $169,245 compared to a net loss of $61,105 for the three months ended June 30, 2002. Basic and diluted net loss per common share was $0.01 for the three months ended June 30, 2003 and $0.01 for the three months ended June 30, 2002.

Net loss for the six months ended June 30, 2003 was $371,278 compared to a net loss of $70,838 for the six months ended June 30, 2002, an increase of $300,440.. Basic and diluted net loss per common share was $0.02 for the six months ended June 30, 2003 and $0.01 for the six months ended June 30, 2002.

For the year ending December 31, 2002, the Company posted a net loss of $117,041, compared to a loss of $336,565 in 2001, a change of $219,524. Basic and diluted net income (loss) per Common Share for 2002 was $(0.05) as compared to  $(0.14) for 2001 ..

Our current Central and South Florida and Las Vegas markets were opened internally because we focused on finalizing our methodology for operations before expanding into markets with third party agreements. Our Cincinnati market was opened under a Sales Agency Agreement, using independent representatives. Pursuant to our expansion, the Company’s operating activities utilized cash of $111,701 during the six months ended June 30, 2003 as compared to  $14,209 during the six months ended June 30, 2002.

Net cash provided in operating activities was $ 24,025 in the year ended December 31, 2002. Net cash used for the year ended December 31, 2001 was $ 117,925 .. This was a net change of $ 141,950 ..

Net cash used by investing activities for the purchase of fixed assets was $863 for the six months ended June 30, 2003 and $940 for the same six-month period in 2002.

Net cash used by investing activities was $938 during 2002, compared to net cash used of $10,530 in 2001, and was primarily due in both years to the purchase of fixed assets.

Net cash used by financing activities was $7,647 for the six months ended June 30, 2003, compared to net cash used by financing activities of $8,120 for the six months ended June 30, 2002. The Company made payments of $6,008 to stockholders during the first six months of 2003, compared to $7,453 in first six months of 2002. Payments on notes payable totaled $1,639 in the first six months of 2003, and $0 in the first six months of 2002. Net cash used in the cancellation of common stock was $0 in the six months ended June 30, 2003 and $667 in the six months ended June 30, 2002.

Net cash provided by financing activities was $ 69,419 during 2002, compared to net cash provided of $ 157,993 in 2001, a change of $ 88,574 .. This was primarily the result of payments to stockholders of $120,833 in 2002, with no payments made to stockholders in 2001; notes payable proceeds of $20,000 in 2002 and $100,000 in 2001 and payment on notes payable of $104,044 in 2002, with no payment of notes payable in 2001 .  T he proceeds of the issuance of common stock were $114,600 in 2002 and $19,200 in 2001. Proceeds from stockholder advances were $90,664 in 2002 as compared to $37,293 in 2001. The Company chose to raise working capital through borrowing in 2001 and relied on operating cash flows supplemented by borrowings to meet its financing requirements in 2002.

For the six months ended  June 30, 2003, the Company’s net decrease in cash and cash equivalents was $120,211, beginning with $122,044 and ending with $1,833 . For the six months ended June 30, 2002,   the Company’s net decrease in cash and cash equivalents was  $23,269 , beginning with  $29,538 and ending with $6,269.

For the year ended December 31, 2002, the Company’s net increase in cash and cash equivalents rose $92,506 to $122,044 from $29,538 in 2001.

The Company currently believes that operating cash flows and current cash balances will be adequate to meet its operating needs and capital requirements through 2003. Such operating needs and capital requirements include short-term commitments, and our expansion into Las Vegas and Cincinnati. Expansion beyond the Las Vegas and Cincinnati market is contingent on the current auction markets generating adequate cash flow or on the success of our independent sales representative program.

We do no anticipate any third party financing in 2003, as we believe the auction markets will stabilize and generate capital to expand into each new market. However we will need approximately $1,000,000 for operations in fiscal year 2003, assuming that we open 7 to 10 new markets with in-house personnel or a combination of in-house personnel and our Marketing Agreement partners. Each new market costs approximately $70,000 to open and stabilize to break-even status. The cost to open a market through our Sales Agency Agreements is much lower, approximately $5,000. Expansion into each market is predicated on our ability to borrow from third parties or on revenue being generated by the current markets to fund future markets, or success with our sales representative program.

The terms upon which such borrowed capital will be available to us, if at all, may dilute the ownership of existing shareholders or adversely affect their positions. If current markets are not generating revenue beyond break-even status, enabling us to expand into the next market, or if we are unable to raise additional capital through borrowing, we may need to suspend our plans for expansion, which would materially adversely affect us.

The Company makes the cel art available at a predetermined cost of between $75 and $150 to 501(c)(3) charities that solicit their own corporate sponsors or patrons to purchase it and donate it to the charities. The Company auctions the cel art for the charity, which is won by the high bidder historically for between $150 and $300. The charity receives the full amount of the high bid, less the credit card processing fees, in the form of a donation from the sponsor or patron.

Although we are not a dealer of cel art, an opportunity arose during the fourth quarter of fiscal year 2002 to sell some of our cel art. A group of collectors approached the company requesting to buy certain cel art in which they had a specific interest. R evenue of $304,000 from this sale was reported  on our Statement of Operations . The cost of the cel art sold was $123,400 . The average price per cel art of the 2,468 pieces sold was $122.81. The decrease in auction content inventory is reflected on the Statement of Cash Flows as $143,550 and includes this one-time sale in addition to 403 pieces, net cost $20,150, used in promotions and marketing for the multi-level marketing program we have since discontinued.

Additionally, in July and August 2003, we sold 36 pieces of cel art to collectors for $6 , 020, with a net cost of $1,750, an average sale price of $167.22 per cel.

OUR BUSINESS

OVERVIEW

Care Concepts I, Inc. through its wholly owned subsidiary iBid America, Inc. is an online marketing, advertising and sales promotion company which combines the long established sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At our website, www.ibidusa.com, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments.

The IBID auction site is localized to specific geographic areas - currently Central Florida, South Florida and Las Vegas. The businesses utilizing IBID advertising and marketing services are generally local and national business establishments seeking to generate customer visits to their physical place of business rather than the sale of products by mail order, phone or Internet.

In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the winning bidders in our business to consumer auctions. Participating businesses pay for exposure by honoring the gift certificates won our site. Winning bidders maintain credit cards on file with us, which are automatically charged once they win an auction. If the auction won is to benefit one of the numerous charities with which we work, all proceeds except credit card processing fees are then donated to the charity.

OUR BUSINESS MODEL

We currently provide a marketing and advertising medium for Central and South Florida and Las Vegas area businesses through direct interaction with our clients. The online auction site makes available an opportunity for individuals and retail customers to purchase products and services starting at 30% of retail price by using the Internet auction website. The winners of the auction will redeem the purchased gift certificate at the businesses physical location. In exchange for the gift certificates that the business clients provide IBID for auction, they gain exposure to potential customers interested in their products and services through the online auction process whether or not such persons actually bid on or win the auctions.

IBID’s business model included entering into marketing agreements on a nationwide basis through IBID’s wholly-owned subsidiary, iBid National, Inc. We have marketing agreements in all of the major metropolitan markets IBID targeted, which are in place to assist in the development of new markets. We have agreements in 96 metropolitan areas, at an average of $7,615 per agreement, with the price depending on factors such as the population density and residents’ per capita income. We are active in South Florida and in metro Orlando, and have begun penetrating the Las Vegas market, none of which are being operated under marketing agreements. We are not active in any of the 96 areas in which we have marketing agreements. We intend to expand our business in the future into areas in which we have agreements in place.

We believe that we provide an efficient, economical and innovative marketing, advertising and sales promotion medium to clients for the following reasons:

*       LIMITED EXPENSE - The business clients pay for the advertising and sales promotion services provided to them through our online auctions by giving gift certificates to us in lieu of cash payment, which is usually required by other advertising media. Although the clients receive advertising and sales promotion benefits from every visitor who looks at its auction offering, only one person actually wins the gift certificate, so that the economic cost to the business is limited. We receive compensation from the money paid by the winning bidder for the auction.

*       COMMUNITY AFFINITY - To foster strong community affinity for the site, IBID has regionalized its auctions, beginning in the Central and South Florida markets. A consumer or bidder in Orlando can find offers from local restaurants and businesses in their area. A family planning a visit to Orlando can bid on a hotel package at a significant discount and even if they do not win the auction, they are introduced to a local hotel, which would be pleased to accommodate them with a discount coupon. IBID also encourages communication between its bidders (customers) and the Company, by offering easy access to email for questions and suggestions. A periodic newsletter is distributed by e-mail to every visitor who registers as a bidder with news and information about IBID and its business auctions. Also, every bidder, whether the winner of an auction or not, is rewarded with coupons that can be downloaded, printed, and used to further cement the values found in IBID’s auctions.

OUR WEBSITE

The website home page contains a site directory and direct links to the South Florida and to the Central Florida auction offerings. A geographic navigation section leads to a page for each area of the United States; this anticipates future growth of the auction areas beyond the two geographical areas currently covered. There is a large central area on the home page, which features six different auctions every day.

A visitor is able to locate the specific auctions they are interested in each geographic region, which is generally categorized as “accommodations, attractions, charities, entertainment and nightlife, restaurants, shopping and services, and sports and adventure.” By clicking on one of these categories, the visitor is given detailed information related to each ongoing auction in that category, including the description of the offering, the current bid, and the closing date of the auction.

By clicking on the description of the auction, further information about the auction is presented including the specific terms and conditions of the offering. The bidder is also presented with useful information such as the retail value of the offering, the number of bids, the bid increment, time left to closing of the auction, minimum bid, highest current bid and time when the auction started. This page also serves as an advertising site for the business, which can include pictures, amenities of the business, additional special offers and discount coupons available without bidding and a link to the personal website of the business.

In order to bid on an auction, each bidder must register with IBID by providing certain personal information, including credit card information for billing purposes, and selecting a user ID and password of their choice. The registrant must agree to IBID’s user agreement, a full copy of the agreement is listed on the website. There is no registration cost. Additionally, IBID does not sell user information.

In order to place a bid, the bidder provides his or her user ID, password and bid amount. The bidder is then prompted to confirm his or her bid and agreement to the auction terms and conditions. If the bid was entered incorrectly in any way, the bid is not accepted and the bidder can go back and correct the error. A bidder can increase or terminate his or her bid at any time prior to closing of the auction. At the conclusion of the bidding, the winning bidder’s credit card account is charged for the amount of the winning bid and the certificate is mailed to the winner, which is then presented to the business when the winner claims the service or product.

A member services section on the website promotes new member registration and useful tools for members to navigate the site., Member accounts can be changed or updated. Members can review a summary of all their activities on the site including current auctions they are bidding on, closed auctions that they won and refund information, a password reminder, password change and our site’s privacy statement, which sets forth the policy regarding use of the information that is gathered on the website.

To encourage frequent visits to the website users may obtain “bid bucks credit” once each day. A user who visits the home page each day receives up to $3 in “bid bucks” per month, which can be used to pay for auctions when they win. The website also offers discount coupons provided by the business clients, which are available to all the visitors to the site without requiring bidding or registering.

STRATEGY

Our principal objective is to become a leading Internet destination for consumers seeking discounts on products and services from local establishments and a key advertising and promotion vehicle for businesses seeking to generate customer visits to their place of business. To achieve these objectives, we are pursuing the following strategies:

*        Capitalize on the inherent strengths of the online experience - We expect to attract business clients that want us to focus their products and services on our online auction website knowing that the consumers using the site are highly motivated to receive theses items. The auctions are geographically separated and it is believed that the cost is considerably less than the standard form of distributing promotional offers such as newspapers, penny savers, direct mail, mass e-mailings and other mass media.

*        Expansion - We believe that by partnering with key people living in each metropolitan area we have targeted, we gain clear advantages for our expansion efforts. We have entered into marketing agreements throughout the Unites States. We do not intend to enter into marketing agreements in the future. We intend to expand our business into additional markets in the future, in which we have marketing agreements established, and into other markets through independent sales’ representatives.

*       Expand relationships with sponsors - We believe that the success of our business model depends on the steady supply of meaningful items to auction on the website. Our model is unique whereby business clients are not required to pay cash for our auction services, but only provide the services or products offered for auction on the site. This concept will be compelling not only to large multi-outlet operators such as hotel and restaurant chains but also to local mom-and-pop operations.

*       Develop and implement advertising and promotion strategies to drive traffic to the Internet auction site - We intend to drive traffic to our online auction site through a variety of promotions and activities:

Publicity and advertising - Our sales representatives are encouraged to attend local community events and distribute `Bid Bucks’ at these events, which can be used to pay for auctions won. We also provide discount coupons on the site. A visitor to the site can download and print these coupons for discounts provided by IBID’s clients, which can be used at their establishments.

Public Relations - We believe that newsworthy publicity angles are contained in our mission, especially concerning our charity auction program. We are always seeking local media coverage for its business.

We believe that the establishment of operations in a new market will require working capital of approximately $70,000. Required capital for expansion into new markets is dependent on revenues generated from operations in our current markets (Fort Lauderdale, Orlando and Las Vegas) or third party financing. As current market operations are not generating enough revenue to further expansion and we do not anticipate any third party financing in the near future, our immediate plans for expansion include only Las Vegas, which is not subject to a marketing agreement, but is being staffed by Company personnel. Revenues provided from current operations are limited and allocated for our current markets. We must increase the number of auctions and the revenue generated in our current markets to expand our operations to new markets beyond Las Vegas.

ACQUISITION OF PRODUCTS AND SERVICES FOR AUCTION

We require advertising clients to commit to a one-year contract, which provides us with products and services for our regular auctions. The advertiser commits to a retail dollar amount in merchandise or services per week for 52 weeks, for instance, a lodging package in a hotel for a 3 day 2 night stay might be worth $250 retail, or a $50 retail restaurant certificate, a round of golf for 2 worth $180. When a contract is signed, we create the auction and advertising for the advertiser, including the development of sales banners and links to the advertisers’ websites. Part of the contract between the advertising client and IBID is a requirement that all business clients donate an additional 2 weeks of auction products or services to be used in conjunction with our charity program. The advertising client will receive additional exposure and marketing awareness when the items are actually auctioned or used for the benefit of a charity (explained below).

All auctions begin at 70% percent below the suggested retail value determined by the business client, so a lodging package valued at $200 would begin bidding at $60. The duration of an auction may vary, but is usually 5, 7 or 10 days. The business client is encouraged to offer other promotional offers to all visitors to the Website such as discount coupons or a free item with a purchase, such as dessert with the purchase of a restaurant meal.

An essential element to the ultimate success of the business model is the availability of sufficient products and service items provided by its business clients to attract bidders and potential bidders to our online auction site. We believe that our “no cash required” advertising program can be compelling to clients and potential business advertisers. However, it generally requires a well-prepared presentation and good salesmanship to acquire new clients for the site.

MARKETING AGREEMENTS

IBID recognizes the need for key sales people to successfully implement the business plan. Sharing the IBID story, and explaining to client the benefits of using our services are critical to our success. We believe seeking and partnering with people in the metropolitan areas we have targeted is the most advantageous avenue to market our services. We have entered into non-exclusive marketing agreements in 96 key metropolitan areas. Although we are currently active in metro Orlando, South Florida, and Las Vegas, none of these areas is subject to a marketing agreement. We chose to open the initial markets internally to finalize our methodology for market development and streamline our operations. As we expand into additional areas subject to our marketing agreements, our marketing partners, already members of their communities, will apply our methodology for market development for these areas through presentations to clients, by hiring other sales people who work for the marketer and represent us, by participating in charity events, and by functioning as company representatives and ambassadors toward prospective bidders and clients. Our marketing partners paid an average of $7,615 per agreement, with the price depending on factors such as the population density and residents’ per capita income. The 96 agreements we have in place generated a total of $716,081 for the Company in 2002 and 2001. We intend to work closely with our marketing partners to set goals and objectives tailored to each territory. For instance, each marketing partner will be responsible for providing a minimum of 12 charitable organizations that will participate in charity auctions on our site. In return, marketing partners contract for specific territories, and are paid a 1 1/2% override on all auctions sold in that territory, including single businesses domiciled in the territory and national accounts, such as a restaurant chain that may have outlets in several territories, and which would be managed at the corporate level. We retain ownership of the marketing area, and may manage the area using our employees. However, any business to consumer auctions in a marketing partner’s area, whether secured by the partner, who is an independent contractor, or by our employee, will generate the override to the marketing partner. Although we do not restrict our marketing partners to exclusively representing our company, we do forbid them to sell competing services offered in an auction or Internet venue. All of our marketing agreements expire on December 31, 2006. We do not intend to enter into additional marketing agreements in the future, but will expand our business by developing those areas in which we already have marketing agreements in place. Since we do not provide any additional services to the marketing partner, and training as needed is paid for by the marketing partner, revenue is recognized immediately.

SALES AGENCY AGREEMENTS

As a companion strategy to expand our business through marketing agreements and Company-retained territories, we recently initiated the traditional marketing concept that employs independent sales representative firms. We launched our Sales Agency Program this summer in the metro Cincinnati area, in which no marketing agreement was in place. The concept allows an established firm to add our service to the repertoire of non-competing goods and services it presents to area businesses. In exchange for its services, the sales agency receives 50% of the net revenue after deducting credit card processing fees, chargebacks, and refunds. The Company benefits since we do not have the added expense of start-up costs associated with placing employees in an area being developed in-house or the added expense if we choose to manage a marketing agreement area with our employees as described under “Marketing Agreements” above. We do not provide additional services to the sale agencies after the signing of the agreement.

CHARITY AUCTION PROGRAMS

A key element of our strategy is to promote the website to both clients and bidders through the auctions conducted on the website for the benefit of local charities. Although limited net revenue is generated from the charity auctions, they are an important aspect in the development of commercial clients and bidders for the regular auctions. Charities receive between 95% and 100% of the revenues from the charity auctions. The only charge is for credit card processing fees, which is up to 5% for providing the auction.

Many charities and other institutions such as hospitals and alumni organizations run live and silent auctions in conjunction with their fundraisers, such as benefit dinners, banquets, dances and award functions. The products and services that are auctioned come from individuals and businesses that are donated to support the charity’s fund raising activities. We offer to conduct auctions for many of the items donated to the charity on its website. The auctions are conducted in the same manner as our commercial auctions. This enables the charity to reach a larger pool of potential bidders beyond those attending its event. In promoting its own fund-raising event, the charity also promotes its auction on the IBID website, which hopefully will generate additional traffic to the website. Local media such as radio stations, newspapers, and TV stations, which donate time to promote the charity’s event, are encouraged to mention the charity auction on the IBID website. Additionally, all bidders that enter the Charitable Organization area of auctions on the auction website will be automatically redirected to the local area main page of retail auctions once they have reviewed and/or bid on the charitable auctions.

We believe that our charity auctions create awareness and support for our regular auctions from both clients’ consumers. We have developed relationships and marketing initiatives with several charity organizations and plan to expand such relationships with other national and local nonprofit organizations.

ANIMATION CARTOON ART PROGRAM

Our auction content inventory consists of cel art of nine original cartoon series from Columbia Studios, including She-Ra, Back to the Future, Original Ghostbusters, Star Wars E-Woks, He-Man, Shelly Duval Bedtime Stories, Beethoven, Flash Gordon and Brave Starr. This cel art is used as promotional material in conjunction with our charity program. The purpose of acquiring the cel art is to have an item of perceived value that can be used as an inducement for charitable organizations to participate in our auctions. Our goal is to build traffic to the website and to bring more bidders to our www.ibidusa.com Internet auctions from the large number of individuals that are associated with charitable organizations.

The IBID program encourages each charity to ask their corporate sponsors and contributors to purchase from 50 to 100 original cartoon cel art production units for $75.00 to $150.00 per cel. The supporters will then be asked to donate back to the charitable organization their cel art, which will then be auctioned on the website with all proceeds going to the charity in the form of a donation. Although each original production cartoon art cel is carried on our books at the lower of cost or market ($50.00), each generally auctions for between $150.00 and $300.00 or more, creating for the winning bidder a tax deduction for the market value amount. In addition to our charity corporate sponsor program, we distribute cartoon cel art through:

Direct Advertising: When the Company is involved in a special event, the Company donates cel art through hired auctioneers or the event chairmen, who use the items for their silent auctions and retail auctions. We record the expense of the donated item(s) as advertising expense. The Company believes that this exposure increases traffic to its web site.

Charities direct: The Company sells directly to charities that in turn promote the sale through local radio stations associated with the charities. Disc jockeys with local radio stations host events, which they promote on local radio or television broadcasts using several 30-second spots. During these spots, they announce that the Company will be conducting the upcoming auction. This type of auction promotes the charity as well as the Company.

Direct sales: Although the Company is not a dealer of cel art, it had an opportunity to sell directly to collectors during the fourth quarter of year 2002. During this period, the Company sold $303,096 of cel art with an average price of $122.81. The Company recorded these sales as other income since it determined that these were isolated sales to collectors seeking specific art.

We believe that we will realize the full value of the cel art in sales as outlined above over the next 2 years of operations. We determined that the market value of the cel art inventory exceeds the carrying value after securing an independent review and appraisal from an art dealer. Collectible art appreciates in value due to its increasing limited availability over time.

TECHNOLOGY

We utilize custom software that makes extensive use of relational database technology to implement its online auction site. The system is deployed on a network of Windows NT and UNIX servers. We have also developed multiple proprietary internal support systems to facilitate bidding, support customer service and manage site content with minimum human intervention. Credit card transactions are automatically verified and cleared through PaymentNet.

SECURITY

Our computer network architecture employs commercial firewall software that has been designed to protect the system from unauthorized access. Electronic transactions between Web browsers and the online store and between the store and the credit card processor are encrypted and transmitted with Secure Socket Layer, or SSL, to ensure the security of customer information. Sensitive information is encrypted in the database and stored on a secure sub-network with controlled access from both internal and external sources.

A critical issue for the success of online commerce is maintaining the integrity of information, particularly the security of information such as credit card numbers. We believe that our security system currently in place is satisfactory to protect us against reasonable risks.

To deter the theft of credit card numbers residing in its system, IBID had secure fire walls installed in its computer hardware, and all credit card numbers are encrypted in its system until they are required to use them - firewalls are designed to protect the system against hacker break-ins. Moreover, anyone who successfully breaks into the system will find nothing but encrypted codes that would be extremely difficult to decipher.

INTELLECTUAL PROPERTY

We rely on a combination of copyright and trademark laws, trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect our proprietary rights and intellectual property. We currently have a patent pending on our business systems. Our patent was filed on January 11, 2000. Our patent pending encompasses the system we use to process auctions from beginning to end. For instance, eBay is a forum for seller and buyer to come together and complete their transactions. We offer a marketing and advertising opportunity to local restaurants, hotels, entertainment facilities, airlines, retail shops and service providers, and in exchange for exposure on our site, the businesses provide their unique products and services to be auctioned to consumers who desire them. We retain the auction revenues, the consumer receives the item on which he bid, and the business gains exposure and customers for its products. Also, we do not warehouse these products. The consumer is mailed a gift certificate for the merchandise won, which he or she presents to the retailer or service provider. However, we do not believe that our success is dependent upon proprietary technology since there are numerous auction sites operating on the Internet and there is little barrier to entry for the establishment of an Internet auction site.

COMPETITION

Although we are not aware of any other Internet auction site which provides auctions of promotional offers from local merchants similar to those conducted by our subsidiary, the Internet is characterized by ease of entry and there can be no assurance that competitors will not seek to copy the business model or introduce enhancements. We also compete against a wide variety of other media available for advertising and sales promotion activities, including newspapers, magazines, penny savers, direct mail, radio, television, handouts, a merchant’s own Internet site, other forms of Internet advertising such as banner ads and broadcast e-mail. We compete for the attention of Internet users against the content of all other sites available on the Internet, particularly the many other online auction sites, including E-bay’s consumer-to-consumer auction items, other uses of their leisure time as well as promotional offers made by merchants using the other media listed above. We also compete for the services of sales representatives who have the skills to present the features of the company’s business model to potential business advertisers in order to obtain a continuous supply of promotional offers for auction on the IBID website.

GOVERNMENTAL REGULATION

Although the Internet has grown rapidly without a substantial amount of governmental regulation other than that to which every business organization is generally subject, there can be no assurance that this will continue to be the case. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations will be adopted with respect to the Internet. Those most likely to cover our business activities relate to privacy, taxation and information security. The offering of discounts and promotions by our business clients may be subject to various trade regulations to which all businesses are subject. In addition, numerous states, including the State of Florida where our business is currently located, have regulations regarding the manner in which auctions are conducted and the liability of auctioneers in conducting such auctions. It is unclear whether these regulations govern the Internet auctions.

We believe that applicable regulation is dependent on the location of the auction item. As all of our current auction items are located in Florida, we must comply with Florida auction regulations. The material Florida regulations are codified in Title XXXII, Chapter 468, and require that auctioneers be licensed and supervised by a Board of Auctioneers. Our auctioneer is licensed and in compliance with applicable Florida law.

If and when we expand our auctions to items located in other states, we will comply with other state-specific regulations on a state-by-state basis. There are no federal regulations that materially affect our business.

To date we have not received any complaints or inquiries from any governmental agencies concerning the operation of our business and we believe our company will be able to accommodate our operations to any future regulations.

EMPLOYEES

At June 30, 2003, we had 14 full time employees, including: 2 in marketing and customer service; 6 in sales; 2 in information technologies; 2 in administrative positions; and 2 in management. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.

LITIGATION

We are not a party to any litigation and management has no knowledge of any threatening or pending litigation.

FACILITIES

Our executive offices are located at 760 E. McNab Road, Pompano Beach, Florida 33060. The 7,500 square feet of office space is leased on a month to month basis at a rent of $6,835 per month. This space is adequate to maintain our current and future operations.

MANAGEMENT

Effective with the closing of our merger with IBID, our directors and executive officers are as follows:

Name	Age	Position

Steve Markley	56	Chief Executive Officer, Principal Financial Officer, Secretary, Director
Gary Spaniak Jr.	37	President, Director
Steve Robinson	53	Director
Dr. George Kachmarik	49	Director
Robert Dolin	80	Director

STEVE MARKLEY. Since February 15, 2001, Mr. Markley has served as Chief Executive Officer of IBID, and since August 2002 he has served as Principal Financial Officer and Secretary for IBID. From 1997 through January 2001, Mr. Markley was President and CEO of Value Dining Incorporated, a franchise restaurant company in Southeast Florida doing business as Golden Corral Buffet and Grill.

GARY SPANIAK JR. Since February 15, 2001, Mr. Spaniak has served as President and as a Director of IBID. From 1998 until his position with IBID, Mr. Spaniak was the Director of Site Acquisitions for Retail Site Development, Inc., a commercial real estate acquisition company that negotiates build-to-suit locations for retail establishments across the U.S. From 1997 until 1998, Mr. Spaniak was a marketing consultant in Florida for AutoNation USA, an automobile sales franchise company.

STEVEN ROBINSON. Since February 2001, Mr. Robinson has served as a Director of IBID. In February 2003 he established Lifestyle Vacation Incentives, a travel consulting business, for which he is President and CEO. From January 1998 until February 2002, he was President and CEO of WorldChem, a chemical manufacturing and marketing company located in Orlando FL, a position he has held since founding the company in January 1998.

From October 1996 to January 1998 he served as Executive Vice President and was a co-founder of American Access Technologies, Inc., a public company that manufactures zone cabling enclosures for fiber optic, wireless and data networks systems. He also served as an Executive Vice President of IBID from January 2001 through May 2001.

DR. GEORGE KACHMARIK. Since December 2002, Dr. Kachmarik has served as a Director of the Company. Dr. Kachmarik currently is the President and Founder of Renaissance Healthcare Group, a healthcare organization that provides private psychiatric services to individuals with severe mental illness in Orlando, Florida. He also serves as the Clinical Director, and was a founder of Pasadena Villa, a private psychiatric facility owned by Renaissance and as Vice President and Founder of Renaissance Health Foundation, a non-profit charity that provides mental health treatment for financially needy individuals. Dr. Kachmarik is a Captain in the United States Navy Reserve in which he serves as the Navy’s liaison between the military and civilian emergency officials regarding preparations for and responses to natural and manmade disasters, including Homeland Defense and consequence response to terrorism and attacks with weapons of mass destruction. From January 1995 until June 2001, Dr. Kachmarik was a psychotherapist for La Amistad Behavioral Health Care Center, where his many responsibilities included Program Director and Director of Patient Services.

ROBERT DOLIN. Since December 2002, Mr. Dolin has served as a Director of the Company. Mr. Dolin founded Telcoa, Inc. in 1963 and has served as its CEO and as a director since it began trading as a public company 20 years ago. Telcoa has owned a venture capital company, a pay telephone company, a marketing development company and an alarm system company. Mr. Dolin has served as a director for numerous public companies over his long career.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to our Chief Executive Officer for the last two fiscal years. The compensation below was paid by IBID and includes all securities issued to our Chief Executive Officer, including shares of common stock issued upon the exchange of IBID shares for Care shares pursuant to the merger.

Name and Position	Year	Total Salary	Other Annual Bonus	Other Annual Compensation

Steve Markley	2002	$-0-	-0-	$-0-
Chief Executive Ofc.	2001	$7,583	-0-	$1,362 (1)

——————

(1)

Includes 300,000 shares of common stock of IBID issued to Mr. Markley in lieu of wages. These shares were converted into 1,362,500 shares of common stock of Care under the terms of the merger agreement. $1,362 is the fair value of the shares at the time they were issued.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

(Individual Grants)

The following information sets forth the individual grants of stock options and freestanding SARs to our Chief Executive Officer in the last fiscal year.

Name	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price	Expiration Date

Steve Markley, CEO	-0-	-0-

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

The following table sets forth the number of stock options and freestanding SARs exercised by our Chief Executive Officer in the above table during the last completed fiscal year.

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Securities Underlying Options/SARs at FY-End	Value of Unexercised In-The-Money Options/SARs At FY-End

Steve Markley, CEO	-0-	-0-	-0-	-0-

DIRECTOR COMPENSATION

Directors are not paid for meetings attended at our corporate headquarters nor for telephonic meetings. All travel and lodging expenses associated with directors’ meeting(s) are reimbursed by the company.

EMPLOYMENT AGREEMENTS

The Company currently has no written employment agreements with any officers or employees and no agreements are planned for the immediate future.

CONSULTING AGREEMENTS/OTHER

In September, 2001, IBID issued 100,000 shares of its common stock for the extension of a $100,000 promissory note. The shares had a fair value of $1,500.

In October, 2002, IBID issued 2,500,000 shares of its common stock pursuant to a business consulting agreement, in which the consultant firm provided general management services, including evaluation of merger or acquisition candidates, streamlining of operations, evaluating key personnel and implementing policy procedures. The shares had a fair value of $33,000.

In October, 2002, IBID issued 1,100,000 shares of its common stock pursuant to a business consulting agreement, in which the consultant provided general management and investment banking services, including evaluation of merger or acquisition candidates, streamlining of operations, evaluating key personnel and implementing policy procedures. The shares had a fair value of $15,000.

On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares had a fair value of $2,032. These consultants were former affiliates of the Company who were issued the shares for their services to new management during the transition period following the merger.

INDEMNIFICATION

Our certificate of incorporation, as amended, provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons whom our company has the power to indemnify from and against all expenses, liabilities or other matters. Our by-laws further provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. The indemnification provided in the by-laws is expressly deemed to not be exclusive of any other rights to which a person seeking indemnification may otherwise be entitled. The company’s indemnification obligation applies where the party to be indemnified acted in good faith and in a manner such party reasonably believed to be in, or not opposed to, our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

At December 31, 2001 there were stock subscriptions receivable due from stockholders of $4,199. The amount due to stockholders at December 31, 2001 and December 31, 2002 was $37,293 and $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by stockholders.

The Company also has a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

On February 15, 2001 fixed assets and software were purchased from iBidUsa.com, Inc., a company that included one individual who owned more than 10% of the common stock in iBidUsa.com, but owns less than 5% of the common stock in the Company. The asset purchase agreement transaction was for a current market price of $1,900,000 in exchange for 19,000 shares of Series A Convertible Preferred Stock. The complete terms and conditions of the Series A stock is presented in Note 1 of the financial statements under organization and capitalization.

On November 26, 2002 the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares were valued at par for services to new management during the transition period following the merger. Three of the consultants had served as officers and directors of the Company prior to the merger with IBID.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock, based upon 15,192,425  shares outstanding, by:

*        the only persons who own of record or are known to own, beneficially, more than 5% of the company’s common stock;

*        each director and executive officer of the company; and

*        all directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days after the date of this prospectus. Except as otherwise specifically set forth herein, the following tables give no effect to the conversion of our preferred shares.

Name and Address	Number of Shares	Percent

Steve Markley, Director and Chief Executive Officer 934 N. University Dr. #202 Coral Springs, FL 33071	1,362,500	9.0%
Gary Spaniak Jr., Director and President 934 N. University Dr. #202 Coral Springs, FL 33071	2,003,667	13.2%
Steven Robinson, Director 1401 Horizon Ct. Orlando, FL 32809	625,000	4.1%
Dr. George Kachmarik, Director 6526 Saint Partin Place Orlando, FL 32812-3509	17,250	*
Robert Dolin, Director 281 S. Hollybrook Dr. Pembroke Pines, FL 33025	62,500	*
Officers and Directors as a Group (Five persons)	4,070,917	26.80%

——————

* Less than 1%

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue 30,000,000 shares of common stock with $.001 par value. As of the date of this prospectus there were 15,192,425  shares of common stock outstanding. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock are not subject to call or redemption and are fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.001, and with rights and designations as determined by our board of directors. We currently have designated three series of preferred stock. Subsequent to our merger, the holders of Series A preferred stock converted their shares into 2,242,194 shares of our common stock. The remaining two series of preferred stock issued and outstanding are as follows:

10,000 shares of Preferred Stock are designated as Series B Convertible Preferred Stock, $100 stated value per share, with 1,000 Series B preferred shares outstanding, convertible into 100,000 shares of common stock. Series B is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion. Dividends accumulate at $8.00 per share annually, payable in cash or in Preferred Stock Series B at the company’s option.

45,000 shares of Preferred Stock are designated as Series C Convertible Preferred Stock, $100 stated value per share, with 10,000 Series C Preferred Stock currently outstanding, convertible into up to 1,000,000 shares of common stock. Series C is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion. No dividends are paid or accrued.

TRANSFER AGENT

The transfer agent for our shares of common stock is Executive Register and Transfer Agency, Inc. located at 3118 West Thomas Road, Suite 707, Phoenix, Arizona 85017.

REPORTS TO SECURITY HOLDERS

We intend to furnish our security holders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to security holders, as we deem appropriate.

SELLING SECURITY HOLDERS

This prospectus relates to the registration of 4,953,694 shares of our common stock held by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders prior to the offering.

The table below sets forth information as of September 11, 2003. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

	Common Shares Owned Prior to Offering		Common Shares Offered in the Offering
Name of Shareholder	Number	%	Number	%

William J. Filerino	16,000	*	16,000	*
Louis A. Pistilli	16,000	*	16,000	*
Charles J. McMullin	20,000	*	20,000	*
Joseph DiStaulo	16,000	*	16,000	*
Louise C. Stiloski	40,000	*	40,000	*
John J. Villa	120,000	*	120,000	*
Charles Trapp	387,000	2.55%	387,000	2.55%
Jack D. Kelley	117,494	*	117,494	*
Brian J. Kelley	89,229	*	89,229	*
Derold J. Kelley	32,560	*	32,560	*
Earnest Mathis	124,704	*	124,704	*
Gary A. Agron	124,704	*	124,704	*
Gary Spaniak, Sr.	737,000	4.85%	475,000	3.13%
Steve Markley	1,362,500	8.97%	700,000	4.61%
Bobby Story	738,000	4.86%	525,000	3.46%
Gary Spaniak, Jr.	2,003,667	13.19%	700,000	4.61%
James Ferrell	300,000	1.97%	300,000	1.97%
Salvatore Puccio	285,249	1.88%	285,249	1.88%
357 Corporation(1)	343,079	2.26%	343,079	2.26%
45 Corporation(2)	471,675	3.10%	471,675	3.10%
Adorno & Yoss, P.A. (3)	50,000	*	50,000	*
Totals	7,427,861		4,953,694

——————

*less than 1%

(1)

Beneficial owner is Sal Spilotros.

(2)

Beneficial owner is Carla Divoll

(3)

Voting control is held by Charles Pearlman.

PLAN OF DISTRIBUTION

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

*       a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*       purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

*       ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

*       face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 1, 2003, we have  15,192,425 shares of common stock issued and outstanding. This does not include shares that may be issued upon the conversion of our Series B and C preferred shares.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

Adorno & Yoss, P.A., Fort Lauderdale, Florida has given its opinion as attorneys-at-law that the common stock, when issued pursuant to the terms hereof, will be fully paid and non-assessable. Adorno & Yoss, P.A., Fort Lauderdale, Florida has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Adorno & Yoss, P.A., Fort Lauderdale, Florida with respect to any other matters. Members of Adorno & Yoss, P.A. own 50,000 shares of our common stock.

EXPERTS

The financial statements of the Company for the year ended December 31, 2002 and December 31, 2001, included in this prospectus, have been audited by William J. Hadaway, P.A., independent certified public accountants, in reliance upon their report given upon their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC’s Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC’s Web site located at HTTP://WWW.SEC.GOV.

CARE CONCEPTS I, INC.

Index to Financial Statements

December 31, 2002

Independent Auditors’ Report	F-2
Consolidated Balance Sheet	F-3
Consolidated Statement Of Operations	F-4
Consolidated Statement Of Cash Flows	F-5
Consolidated Statements Of Stockholders’ Equity	F-6
Notes To Consolidated Financial Statements	F-8

June 30, 2003 (Unaudited)

Consolidated Balance Sheet	F-16
Consolidated Statement Of Operations	F-17
Consolidated Statement Of Cash Flows	F-18
Notes To Consolidated Financial Statements	F-19

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Care Concepts I, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of Care Concepts I, Inc., a Delaware Corporation, and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects consolidated, the financial position of Care Concepts I, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for each of the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 9 to the financial statements, certain errors in the accounting for preferred dividends resulted in the understatement and overstatement of net income attributed to common stock and basic and diluted net income (loss) per share of common stock for the years ended December 31, 2002 and December 31, 2001.  The management of the Company discovered these errors in the current year. Accordingly, the 2002 and 2001 financial statements have been restated to correct the error.

/s/ William J. Hadaway, C.P.A.

William J. Hadaway, C.P.A.

Winter Park, Florida

March 20, 2003

Except for Note 9 as to

which date is

July 16, 2003

Member in American Institute of Certified Public Accountants Division for SEC Practice Section

CARE CONCEPTS I, INC. CONSOLIDATED BALANCE SHEET DECEMBER 31, 2002

ASSETS

Current Assets:
Cash and cash equivalents	$122,044
Accounts receivable	157,500
Credit cards receivable	3,311

Total Current Assets	282,855

Property & equipment-net	1,534,487
Patent costs	12,500
Due from stockholders	—
Auction content inventory	3,856,450

Total Assets	$5,686,292

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$12,487
Due to stockholders	7,124
Notes payable	15,956

Total Current Liabilities	35,567

Deferred Income	—

Stockholders’ Equity:
Common stock of $.001 par value. Authorized 30,000,000
shares; issued and outstanding 15,192,425	15,192
Preferred B of $.001 par value. Authorized 10,000
shares; issued and outstanding 1,000	100
Preferred C of $.001 par value. Authorized 45,000
shares; issued and outstanding 10,000	1,000
Paid-in-capital	6,088,038
Deficit in retained earnings	(453,606)

Total Stockholders’ Equity	5,650,724

Total Liabilities & Stockholders’ Equity	$5,686,292

See accompanying notes to consolidated financial statements.

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENT OF OPERATIONS YEARS ENDED DECEMBER 31, 2001 AND 2002

	2002	2001

Net Sales:
Sales auctions	$171,396	$124,544
Marketing agreement sales	583,081	133,000
Cel Art Sales	304,000	—
Franchise sales	13,203	5,008
Sales: other	7,631	9,940

Total Sales	1,079,311	272,492

Cost and Expenses:
Cost of cel art sold	123,400	—
Selling, general and administrative	742,303	361,831
Management fees	321,500	237,467

Total Costs and Expenses	1,187,203	599,298

Loss Before Other Income (Expense)	(107,892)	(326,806)

Other Income (Expense):
Interest Expense	(9,149)	(9,759)

Total Other Income (Expense)	(9,149)	(9,759)

Net Income (Loss)	(117,041)	(336,565)

Dividends on preferred stock	(177,994)	(180,000)
Net Income applicable to common stock	$(295,035)	$(516,565)

Basic and Diluted Net Income (Loss) Per Common Share	$0.05	$(0.14)

Weighted Average Common Shares Outstanding	6,509,956	3,572,831

See accompanying notes to consolidated financial statements.

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENT OF CASH FLOWS YEARS ENDED DECEMBER 31, 2001 AND 2002

	2002	2001

Cash Flows from Operating Activities:
Net Income (Loss)	$(117,041	$(336,565)
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
Depreciation	16,079	7,692
Amortization	181,711	158,998
Common stock issued for service	—	7,638
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(157,500)	—
Credit cards receivable	(2,073)	(1,238)
Due from stockholders	4,199	(4,199)
Auction content inventory	143,550	—
Increase (decrease) in:
Accounts payable	(3,930)	16,417
Advance franchise fee	(20,000)	20,000
Accrued interest	(7,767)	7,767
Deferred income	(13,203)	13,203

Net cash provided (used) in operating activities	24,025	(117,925)

Cash Flows from Investing Activities:
Purchase of fixed assets	(938)	(10,530)

Net cash (used) in investing activities	(938)	(10,530)

Cash Flows from Financing Activities:
Proceeds from stockholder advances	90,664	37,293
Payments to stockholders	(120,833)	—
Notes payable proceeds	20,000	100,000
Payments on notes payable	(104,044)	—
Proceeds from issuance of common stock	183,632	20,700

Net cash provided (used) by financing activities	69,419	157,993

Net Increase in Cash and Cash Equivalents	92,506	29,538

Cash and Cash Equivalents, Beginning	29,538	—

Cash and Cash Equivalents, Ending	$122,044	$29,538

Non-Cash Operating, Investing and Financing Activities:

Preferred stock issued for the following:
Acquisition of patent		$12,500
Acquisition of auction content inventory		4,000,000
Purchase of fixed assets and software		1,887,500
		$5,900,000

See accompanying notes to consolidated financial statements.

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY YEAR ENDED DECEMBER 31, 2001 AND 2002

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Paid-in Capital	Deficit in Retained Earnings	Total

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
IBID America, Inc From Inception (Feb. 2, 2001) through Dec. 31, 2001

Issuance of stock:
Common stock for cash	—	$—	—	$—	—	$—	3,937,838	$3,938	$14,596	$—	$18,534
Preferred, Series A for purchase of assets
	19,000	1,900	—	—	—	—	—	—	1,898,100	—	1,900,000
Preferred, Series B for consulting arrangement

	—	—	1,000	100	—	—	—	—	(100)	—	—
Preferred, Series C for purchase of promotional inventory of cel art

	—	—	—	—	1,000,000	1,000	—	—	3,999,000	—	4,000,000
Common stock for extension of maturity dates on notes payable

	—	—	—	—	—	—	100,000	100	1,400	—	1,500

Net Loss	—	—	—	—	—	—	—	—	—	(336,565)	(282,065)
Balance December 31, 2001	19,000	$1,900	1,000	$100	1,000,000	$1,000	4,037,838	$4,038	$5,912,996	$(336,565)	$5,583,469

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY YEAR ENDED DECEMBER 31, 2001 AND 2002 — continued

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Paid-in Capital	Deficit in Retained Earnings	Total

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance December 31, 2001	19,000	$1,900	1,000	$100	1,000,000	$1,000	4,037,838	$4,038	$5,912,996	$(336,565)	$5,583,469

Converted Warrants February 15, 2002
	—	—	—	—	—	—	1,013,336	1,013	(1,013)	—	—
Converted Warrants July 15, 2002
	—	—	—	—	—	—	1,000,650	1,101	(1,101)	—	—
Issued Stock for compensation
	—	—	—	—	—	—	1,500,000	1,500	17,500	—	19,000
Consulting Agreement	—	—	—	—	—	—	2,500,000	2,500	30,500	—	33,000
Investment Banking	—	—	—	—	—	—	1,100,000	1,100	13,900	—	15,000
Converted Warrants October 25, 2002
	—	—	—	—	—	—	1,529,043	1,529	(1,529)	—	—
Issued Stock for Consulting agreement
	—	—	—	—	—	—	154,097	154	1,877	—	2,031
Converted Preferred “A” to Common Stock
	(19,000)	(1,900)	—	—	—	—	2,242,194	2,242	(342)	—	—
Converted Note to Common Stock
	—	—	—	—	—	—	115,267	115	115,150	—	115,265

Net Loss	—	—	—	—	—	—	—	—	—	(117,041)	(117,041)
Balance December 31, 2002	—	$—	1,000	$100	1,000,000	$1,000	15,192,425	$15,192	$6,088,038	$(453,606)	$5,650,724

See accompanying notes to consolidated financial statements.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Capitalization

Care Concepts I, Inc. (“Care”, the “Company” or the “Corporation”) is authorized under its Articles of Incorporation to issue and have outstanding at any one time 30,000,000 shares of common stock, par value $.001 per share.

In November 2002, the Company changed its name to Care Concepts I, Inc.. The Company and its principal shareholders subsequently consummated a reverse merger with iBid America, Inc. (“IBID”), a Florida corporation, whereby IBID merged with a wholly-owned subsidiary of Care. In a reverse acquisition, since IBID is considered to be the acquirer, its financial statements are subsequently reported as the financial statements of Care Concepts, Inc. Each of the common shares of IBID was converted into an equivalent number of common share of Care. Each of the three series of preferred stock of IBID was converted into an equivalent number and on the same terms and conditions of a series of preferred stock of Care.

On November 26, 2002 the Company was authorized by the Board of Directors to issue three series of preferred stock as follows:

Series A Convertible Preferred Stock, 100,000 shares authorized, $100 stated value, par value $0.001

Powers, preferred rights, qualifications, limitations and restrictions:

1.

Dividends: $10 per share per year. If converted prior to anniversary, dividends will accrue to conversion date.

2.

Redemption and Conversion: The Series A Convertible Preferred Stock shall be redeemed five years after original issue at stated value plus all accumulated and unpaid dividends in common stock of the Corporation at $1.00 per share. At the option of the holder, each share of this class may be converted at any time after original issue at stated value plus all accumulated and unpaid dividends in common stock at $1.00 per share.

3.

Limitations: Upon dissolution, liquidation or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, before any distribution is made to the holders of shares of common stock of the Corporation, the stated value of $100 per share plus accumulated but unpaid dividends and no more. In the event the amount available to pay the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C convertible preferred Stock, shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holder of such series of Preferred Stock then the amount legally available for distribution shall be distributed among the Holders of Series A, Series B, and Series C pro rata, based on the respective liquidation amounts to which the holders of each such series are entitled.

4.

Voting: To the extent that under Delaware Corporation Law the vote of the holders of the Series A Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Convertible Preferred Stock shall constitute the approval of such action by the class.

Series B Convertible Preferred Stock, 10,000 shares authorized, $100 stated value, par value $0.001

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

Powers, preferred rights, qualifications, limitations and restrictions:

1.

Dividends: $8 per share per year. If converted prior to anniversary, dividends will accrue to conversion date.

2.

Redemption and Conversion: The Series B Convertible Preferred Stock shall be redeemed five years after original issue at stated value plus all accumulated and unpaid dividends in common stock of the Corporation at 80% of the average closing price of the common stock for the ten (10) trading days prior to the date of redemption. At the option of the holder, each share of Series B Convertible Preferred stock may be converted at any time after original issue at the stated value, plus all accumulated and unpaid dividends, in common stock of the corporation at 80% of the average closing price of the common stock for the ten (10) trading days prior to date of conversion.

3.

Limitations: Upon dissolution, liquidation or winding up of the Corporation, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, before any distribution is made to the holders of shares of common stock of the Corporation, the stated value of $100 per share plus accumulated but unpaid dividends and no more. In the event the amount available to pay the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C convertible Preferred Stock, shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holder of such series of Preferred Stock then the amount legally available for distribution shall be distributed among the Holders of Series A, Series B, and Series C pro rata, based on the respective liquidation amounts to which the holders of each such series are entitled.

4.

Voting: To the extent that under Delaware Corporation Law the vote of the holders of the Series B Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Convertible Preferred Stock shall constitute the approval of such action by the class.

Series C Convertible Preferred Stock, 45,000 shares authorized, $100 stated value, par value $0.001

Powers, preferred rights, qualifications, limitations and restrictions:

1.

Redemption and Conversion: The Series C Convertible Preferred Stock shall be redeemed five years after original issue at stated value plus all accumulated and unpaid dividends in common stock of the Corporation at 80% of the average closing price of the common stock for the ten (10) trading days prior to the date of redemption, but in any event not more than one (1) million shares. At the option of the holder, each share of Series C Convertible Preferred stock may be converted at any time after original issue at the stated value, plus all accumulated and unpaid dividends, in common stock of the corporation at 80% of the average closing price of the common stock for the ten (10) trading days prior to date of conversion, but in any event not more than one (1) million shares. No dividends are issued or accrue.

2.

Limitations: Upon dissolution, liquidation or winding up of the Corporation, the holders of the Series C convertible preferred Stock shall be entitled to receive, before any distribution is made to the holders of shares of common stock of the Corporation, the stated value of $100 per share plus accumulated but unpaid dividends and no more. In the event the amount available to pay the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C convertible Preferred Stock, shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holder of such series of Preferred Stock then the amount legally available for distribution shall be distributed among the Holders of Series A, Series B, and Series C pro rata, based on the respective liquidation amounts to which the holders of each such series are entitled.

3.

Voting: To the extent that under Delaware Corporation Law the vote of the holders of the Series C Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series C Convertible Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Convertible Preferred Stock shall constitute the approval of such action by the class.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

At the time of issue all the series of preferred stock had provisions which prohibited the holder to convert at a discount. Consequently no discount adjustment was required per EITF 98-5 and EITF 00-27.

On July 12, 2002 the company and its holders of this class of stock reverse split the series by issuing 1 share for 4.5 shares issued. Additionally, the company and its holder of this class of stock agreed to cease accruals of the dividends. Adjustments have been made in the stockholders’ equity statement.

Common Stock Issued

In September, 2001, IBID issued 100,000 shares of its common stock for the extension of a $100,000 promissory note. The shares had a fair value of $1,500.

In October, 2002, IBID issued 1,500,000 shares of its common stock in lieu of salary for past services. The shares had a fair value of $19,000.

In October, 2002, IBID issued 2,500,000 shares of its common stock pursuant to a business consulting agreement, in which the consultant firm provided general management services, including evaluation of merger or acquisition candidates, streamlining of operations, evaluating key personnel and implementing policy procedures. The shares had a fair value of $33,000.

In October, 2002, IBID issued 1,100,000 shares of its common stock pursuant to a business consulting agreement, in which the consultant provided general management and investment banking services, including evaluation of merger or acquisition candidates, streamlining of operations, evaluating key personnel and implementing policy procedures. The shares had a fair value of $15,000.

On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares had a fair value of $2,032. These consultants were former affiliates of the Company who were issued the shares for their services to new management during the transition period following the merger.

For the issuances above, fair value was determined based on FASB 123.

Business

The Company’s concept, through its subsidiary IBID, is a network of metropolitan auction web sites powered by dynamic database programming. The concept capitalizes on the popularity of Internet auctions and the potential of Internet commerce, and creates a new alternative marketing avenue for businesses  taking a fresh approach toInternet auctions.

Ibid National, Inc., a wholly owned subsidiary of the Company, provides the expansion vehicle of the network auctions through the sale of marketing agreements on a nationwide basis.

Principles of Consolidation and Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

Cash and Cash Equivalents

The Company considers all liquid investments with maturities of three months or less to be cash equivalents.

Property and Equipment

Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated on a straight-line basis over the remaining useful lives of the assets.

Patent

The Company has capitalized certain incremental costs incurred related to acquiring patents on the Company’s auction methods. The United States government has not yet approved the patent, but the Company will adopt the accounting provisions under the Statements of Financial Accounting Standards SFAS No.121 and 142.

Revenue Recognition

The Company co-partners with businesses for auction items to be listed on its internet site. Revenue from these auctions is recognized at the time the auction is completed. The Company does not generally grant return privileges to customers. The Company retains all of the proceeds of the auction. There is no cost of sales.

Marketing agreements were sold by the Company granting the purchaser a non-exclusive license in certain areas to receive 1.5% of all auction income in the area. The purchaser is required to establish a sales force, participate in charity events and function as company representatives and ambassadors to prospective bidders and clients. The Company retains title and ownership of the area. The Company does not provide any additional services after the signing of the agreement. Training as needed is paid for by the purchaser. Therefore revenue is recognized immediately. Marketing partners have no rights of cancellation or refund.

The Company had sold Franchises in 2001, which granted territorial licenses for a period of ten (10) years. The Company discontinued franchise sales in 2002 and repurchased all outstanding franchises.

The Company conducts auctions for charity organizations. The source of revenue to the Company is the credit card fees only and is recognized at the completion of the auction. The full amount of the charity auction is recognized as revenue at the completion of the auction. After the winning bidder’s credit card is charged and clears, a check is issued to the charity and charged against recognized revenue. This is the “Net Revenue” recognition method of recognition in accordance with Emerging Issue Task Force (EITF) 99-19.

The Company also has a program whereby it sells cel art to charity sponsors recognizing income on the “Gross Revenue Reporting” method as outlined in EITF 99-19. Associated cost of the sales would be recognized on a separate line item.

After the company transfers the title to the corporate sponsor, the sponsor denotes the asset to charity. The company, on behalf of the charity, auctions the asset to the highest bidder, collects a 5% credit card fee, and disburses the proceeds to charity. The Company does not guarantee that bidders will participate and the item will be sold for a minimum price. However, charity auctions begin at about one third of the value attributed to the item by the consignor. Revenue is recognized on the “Net Revenue” method as outlined in EITF 99-19.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

The Company has a Sales Agency Program. The concept allows an established sales representative firm to add the Company’s services to the repertoire of non-competing goods and services it presents to area businesses. The sales representative is employed and supervised by the sales agency, and sells our services to business customers, working toward a quota negotiated between the Company and the sales agency. The representative also acts as liaison between the Company and the customer, answering questions and solving problems for the customer, and expands the business in a territory assigned by the agency. In exchange for its service the sales agency receives 50% of the net revenue after deducting credit card processing fee, charge-backs, and refunds. The share of the net revenue earned by the Sales Agency is recognized at the close of the auction and paid in the following month. The Company benefits since it does not have the added expense of start-up costs associated with placing employees in the area being developed in-house. Revenues derived from this program are all reported when the auction is completed using the “Gross Revenue Reporting” method outlined in EITF 99-19.

Product Development Costs

Costs in connection with the development of the Company’s services are comprised of design, production, consulting and other related software fees. These costs are charged to expense as incurred. Additionally, in-house personnel completed all our programming changes and updates.

Advertising Costs

Advertising costs are charged to expense as incurred.

Stockholders’ Equity

1992 Stock Incentive Plan

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company’s stockholders approved the 1992 Stock Incentive Plan (the “Stock Incentive Plan”), which authorized the issuance of up to 125,000 shares of common stock pursuant to incentive stock options, nonqualified stock options and restricted stock awards to be granted to officers and other eligible employees of the Company for up to ten years after November 30, 1992. No options were ever granted, and the plan terminated November 30, 2002. The Company currently has no Stock Option Plan in place to compensate officers and other employees.

1992 Director Option Plan

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company’s stockholders approved the Company’s 1992 Director Option Plan (the “Director Option Plan”). Under the terms of the Director Option Plan, directors of the Company who were not officers or employees of the Company were to receive nonqualified options to purchase 250 shares of the common stock of the Company each year. A total of 6,000 shares of common stock could have been issued under the Director Option Plan, subject to adjustments for stock dividends, stock splits, or other relevant capitalization changes as provided in such plan. The plan was terminated at November 30, 2002. The Company currently has no Stock Option Plan in place to compensate directors.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carry-forwards, and tax credit carry-forwards existing at the date of the financial statements.

A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

As of December 31, 2002, the Company had a consolidated net operating loss carryfoward of approximately $6,979,800, which $6,710,297 was prior to the merger. These losses will expire in the years 2004 through 2021 The Company has not yet determined that this carryfoward loss is available to the merged entities. The Company has not recognized any benefit of such net operating loss carryfoward in the accompanying consolidated statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely then not. A 100% valuation allowance has been recognized to offset the entire net deferred tax asset.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141. “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No.141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The Company adopted these statements on January 1, 2002.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No. 142. The Company adopted SFAS No. 144 on January 1, 2002.

The adoption of these pronouncements is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

NOTE 2.     PROPERTY AND EQUIPMENT

	Estimated Useful Lives (years)

Office furniture and equipment	5-7	$81,844
Auction software	10	1,817,124
		1,898,968
Less accumulated depreciation & amortization		364,481
		$1,534,487

Depreciation expense for the years ended December 31, 2002 and 2001 was $16,079 and $7,692. Amortization expense for December 31, 2002 was $181,712 and for December 31, 2001 was $158,998.

The Company in 2001 purchased assets including the software with the issuance of 19,000 shares of preferred stock with a stated value of $ 100.00 per share. The Company adopted FASB 123 “ Accounting for Stock Based Compensation” in accounting for this transaction. Paragraph 8 states that when goods or services are received for the issuance of equity instruments they should be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Management felt the fair value of the assets including the software was more reliably measurable.

The Company also made an evaluation of the useful life of the software and believes the software will have an economic benefit to the operation and production of revenue for at least ten years.

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

NOTE 3.      AUCTION CONTENT INVENTORY

Gift Certificates:

The Company had in inventory at December 31, 2002 14,873 certificates for future auctions with a retail value of $939,957. The Company records this inventory at the lower of cost or market. All items were donated to the Company without payment and are recorded with a zero cost basis.

Cel Art:

The Company acquired the cel art from an unrelated 3rd party. The Company issued series “C” preferred stock for the inventory. The Company adopted FASB 123  “ Accounting for Stock Based Compensation” in accounting for this transaction. Paragraph 8 states that when goods or services are received for the issuance of equity instruments they should be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is  more reliably measurable. Management felt the fair value of the inventory was more reliably measurable.

The inventory is stated at lower of cost or market using the first in, first out (FIFO) method of valuation. These cel art pieces are used in a program established by the Company with local and national charities to increase its databases of potential bidders and buyers on their auction website.

The inventory at December 31, 2002 was $3,856,450.

Company management feels this asset will be converted into cash or equivalents within the next two years. Management does not feel a need for a provision for loss is necessary nor write-down of the cel art value is necessary, because recent sales reflect that there are no indications of impairment.

The cost of insuring these cels was not financially feasible. The Company has created a secure designated area in Pompano Beach to store the inventory. The Company has taken many measures to fireproof this area. A monitored fire and security system and surveillance cameras have been installed.

NOTE 4.      NOTES PAYABLE

Notes payable consisted of the following at December 31, 2002:

Date of Loan	Amount of Loan	Interest Rate	Original Maturity

September 1, 2001	$15,956	5%	September 1, 2002

The above note maturity date was extended to September 1, 2003.

NOTE 5.      WARRANTS

The Company had outstanding 481,610 warrants to purchase common stock at par .0001 at the beginning of year 2002. Each warrant converts to one (1) share of common stock. During the year additional warrants were issued at par in conjunction with the sale of the marketing agreements. All warrants were converted to common stock and none were outstanding at December 31, 2002. The Company accounts for these transactions under the provisions of SFAS No.123 “ Accounting for Stock Based Compensation,” and APB No.25 “Accounting for Stock Issued to Employees.”

CARE CONCEPTS I INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

NOTE 6.      RELATED PARTY TRANSACTIONS

The Company had several related party transactions during the year. At December 31, 2002 there was a payable due to stockholders of $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by them.

The Company also had a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

NOTE 7.      OTHER INCOME- AUCTION CONTENT SALES

The Company had an opportunity outside of its normal scope of business to sell some of its auction cel inventory to collectors. This transaction was reported as other income in the Statement of Operations.

NOTE 8.      NET INCOME OR (LOSS) PER COMMON SHARE

The Company computes earnings (loss) per common share in accordance with the provisions of Statement of Financial Accounting Standards SFAS No. 128, “Earnings per Share” which requires the presentation of both basic and diluted earnings (loss) per share.

The basic and diluted net loss per common share was computed based upon the weighted average number of shares of common stock outstanding during the periods. The number of shares used in the computation was 6,509,956 and 3,572,831 for the years ended December 31, 2002 and 2001, respectively.

NOTE 9.      PREFERRED STOCK DIVIDENDS

Dividends will accrue and will be cumulative from date of issuance of series A and B preferred stock and will be payable in cash or preferred stock. Dividends accrued were declared upon the conversion of series A shares in 2002. The total shares of common stock and accrued dividends converted amounted to 2,242,194. As of December 31, 2002, no dividends have been declared on Series B. In computing net income applicable to common stock, the company  has incorporated the preferred stock dividends expense in fiscal year 2001 of $180,000 and dividend expense in fiscal year 2002 of $177,194.

NOTE 10.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash and cash equivalents, accounts receivable, credit cards receivable, accounts payable, notes payable, accrued interest and advance. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

CARE CONCEPTS I, INC. CONSOLIDATED BALANCE SHEET

	June 30, 2003	December 31, 2002
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$1,833	$122,044
Accounts receivable	16,750	157,500
Credit cards receivable	6,713	3,311

Total Current Assets	25,296	282,855

Property & equipment-net	1,436,408	1,534,487
Patent costs	12,500	12,500
Auction content inventory	3,833,950	3,856,450

Total Assets	$5,308,154	$5,686,292

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$13,275	$12,488
Due to stockholders	1,116	7,124
Notes payable	14,317	15,956

Total Current Liabilities	28,708	35,568

Stockholders’ Equity:
Common stock of $.001 par value. Authorized 30,000,000 shares; issued and outstanding 15,192,425	15,192	15,192
Preferred B of $.001 par value. Authorized 10,000 shares; issued and outstanding 1,000	100	100
Preferred C of $.001 par value. Authorized 45,000 shares; issued and outstanding 10,000	1,000	1,000
Paid-in-capital	6,088,038	6,088,038
Deficit in retained earnings	(824,884)	(453,606)

Total Stockholders’ Equity	5,279,446	5,650,724

Total Liabilities & Stockholders’ Equity	$5,308,154	$5,686,292

See accompanying notes to consolidated financial statements

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Net Sales:
Sales auctions	$66,614	$39,811	$131,985	$57,540
Marketing agreement sales	—	91,900	—	308,792
Sales of cel art	52,250	—	52,250	—
Franchise sales	—	341	—	683
Charity auction sales net	196	—	196	—
Sales: other	—	—	—	7,712

Total Sales	119,060	132,052	184,431	374,727

Cost and Expenses:
Cost of sales cel art	22,500	—	22,500	—
Selling, general and administrative	225,626	150,657	473,346	296,565
Management fees	40,002	40,000	59,502	144,000

Total Costs and Expenses	288,128	190,657	555,348	440,565

Loss Before Other Income (Expense)	(169,068)	58,605	(370,917)	(65,838)

Other Income (Expense):
Interest Expense	177	2,500	361	5,000

Total Other Income (Expense)	177	2,500	361	5,000

Net Income (Loss)	$(169,245)	$(61,105)	(371,278)	(70,838)
Dividends on preferred stock	2,000	2,000	4,000	4,000

Net Income (loss) applicable to common stock	$(171,245)	$(63,105)	(375,278)	(74,838)

Basic Income (Loss) Per Common Shares	$(0.01)	(0.01)	(0.02)	(0.01)

Weighted Average Common Shares Outstanding	15,192,425	9,902,917	15,192,425	9,839,584

See accompanying notes to consolidated financial statements

CARE CONCEPTS I, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS UNAUDITED

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Cash Flows from Operating Activities:
Net Income (Loss)	$(371,278)	$(70,838)
Adjustments to reconcile net income (loss) to net
cash provided (used) in operating activities:
Depreciation	8,086	8,017
Amortization	90,856	60,570
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	140,750	—
Credit cards receivable	(3,402)	(2,664)
Due from stockholders	—	667
Auction content inventory	22,500
Increase (decrease) in:
Accounts payable	787	(13,278)
Advance franchise fee	—	(1,000)
Accrued interest	—	5,000
Deferred income	—	(683)

Net cash provided (used) in operating activities	(111,701)	(14,209)

Cash Flows from Investing Activities:
Purchase of fixed assets	863	940

Net cash (used) in investing activities	(863)	(940)

Cash Flows from Financing Activities:
Payments to stockholders	(6,008)	(7,453)
Payments on notes payable	(1,639)	—
Cancellation of common stock	—	(667)

Net cash (used) by financing activities	(7,647)	(8,120)

Net Decrease in Cash and Cash Equivalents	(120,211)	(23,269)

Cash and Cash Equivalents, Beginning	122,044	29,538

Cash and Cash Equivalents, Ending	$1,833	$6,269

See accompanying notes to consolidated financial statements

CARE CONCEPTS I, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERS ENDED JUNE 30, 2003 AND JUNE 30, 2002 UNAUDITED

NOTE 1.     BASIS OF PRESENTATION

The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10Q and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States. These statements should be read in conjunction with the consolidated financial statements, and notes thereto, included in the Form 10-K for the year ended December 31, 2002 of Care Concepts I Inc. In the opinion of management, the financial statements presented herein include all adjustments (which are solely of a normal recurring nature necessary to present fairly the Company’s financial position and results of operations. The results of operations for the three months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

NOTE  2.     AUCTION CONTENT INVENTORY

Gift Certificates:

The Company had in inventory at June 30, 2003 15,507 and December 31, 2002 14,873 certificates for future auctions with a retail value of $1,052,208 at June 30, 2003 and $939,957 at December 31, 2002. The Company records this inventory at the lower of cost or market. All items were donated to the Company without payment and are recorded with a zero cost basis.

Cel Art:

The inventory is stated at lower of cost or market using the first in, first out (FIFO) method of valuation. These cell art pieces are used in a program established by the Company with local and national charities to increase its databases of potential bidders and buyers on their auction website.

The inventory at June 30, 2003 was $3,833,950. Inventory at December 31, 2002, which was $3,856,450. The cost of insuring these cells was not financially feasible. The Company has created a secure designated area in Pompano Beach to store the inventory. The Company has taken many measures to fireproof this area. A monitored fire and security system and surveillance cameras have been installed.

NOTE 3.     NET LOSS PER COMMON SHARE

The Company follows Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share” which requires the presentation of both basic and diluted earnings (loss) per share.

Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the periods. Diluted loss per share has not been presented, as it would be anti-dilutive. The computation of net loss per share is reflected in the following schedule:

COMPUTATION OF NET LOSS PER COMMON SHARE

	Six Months ended June 30, 2003	Six Months ended June 30, 2002	Three Months ended June 30, 2003	Three Months ended June 30, 2002

Net Loss	$371,278	$70,838	$169,245	$61,105

Net Loss Applicable to Common Stock	$375,278	$74,838	$171,245	$63,105

Total Weighted Average Number of Common Shares Outstanding	15,192,425	9,839,584	15,192,425	9,902,917

Net Loss per Common Share	$(0.02)	$(0.01)	$(0.01)	$(0.01)

CARE CONCEPTS I, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERS ENDED JUNE 30, 2003 AND JUNE 30, 2002 UNAUDITED

NOTE 4.     STOCK-BASED COMPENSATION

The Company does not currently have a stock option plan in place under which the Company may grant incentive stock options and non-qualified stock options to employees, consultants and non-employee directors. A stock option plan was in place from 1992 until 2002, although no options were granted under it. In the future, stock options may be granted with exercise prices at or above the fair market value on the date of grant. Options will vest and expire according to terms established at the grant date. The Company has issued stock for consulting services before the Company’s stock was publicly traded, and hence had little or no market value.

SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted. The Company has chosen to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, because the grant price for future stock-based compensation will equal or exceed the market price on the date of grant for options issued by the Company, no compensation expense will be recognized for stock options issued to employees.

On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure,” which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company elected to adopt at the time of its merger on November 26, 2002. Care will continue to account for its stock based compensation according to the provisions of APB Opinion No. 25.